EXHIBIT 4.5

                                 ASD Group, Inc.
                   10% Original Issue Discount Promissory Note

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER THIS NOTE NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS
(l) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) THE COMPANY RECEIVES AN OPINION
OF COUNSEL TO THE HOLDER OF THIS NOTE, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THIS NOTE MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

FOR RESIDENTS OF GEORGIA: THESE SECURITIES HAVE BEEN ISSUED OR SOLD IN RELIANCE ON PARAGRAPH (13) OF CODE SECTION 10-5-9 OF THE "GEORGIA SECURITIES ACT OF 1973," AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER SUCH ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SUCH ACT.

$____________                                                    August 29, 1996
                                                              New York, New York

         FOR VALUE RECEIVED, the undersigned, ASD Group, Inc., a Delaware corporation (the "COMPANY"), hereby promises to pay to________________ with an address of____________________________________ , or registered assigns (the
"HOLDER"), the principal sum of $____________ , 150 days from the date hereof (the "MATURITY DATE"). Provided that neither an Event of Default, as defined in
SECTION 6, nor an Event (hereinafter defined) shall have occurred and be continuing, the Company shall have the option to extend the Maturity Date for a initial period of three months (the "FIRST EXTENSION") and for an additional two months (the "SECOND EXTENSION") by giving written notice thereof to the Holder at least ten days prior to the Maturity Date or any extended Maturity Date as the case may be, and by satisfying the following conditions: (A) for the First Extension, (i) prepaying interest on the unpaid principal balance for the term of the First Extension, at the rate of l5% per annum; (ii) issuing Warrants, as defined in SECTION 1, to purchase an additional number of Shares, as defined in SECTION l, per Unit, as defined in SECTION l, equal to 25% of the Shares that may then be issued pursuant to the Holder's Warrants; and (iii) resetting the exercise price of the Warrants to 85% of the original Exercise Price, as defined in the Warrant; and (B) for the Second Extension, (i) prepaying interest on the unpaid principal balance for the term of the Second Extension at the rate of 18% per annum; (ii) issuing Warrants to purchase an additional number of Shares per Unit equal to 25% of the Shares that may then be issued pursuant to the Holder's Warrants; and (iii) resetting the Exercise Price of the Warrants to 85% of the Exercise Price of the Warrants in effect immediately prior to the Second Extension. Notwithstanding the foregoing, the principal balance of this Note and any interest accrued thereon to the extent not previously paid shall become immediately due and payable upon the earliest of (a) the closing of the Company's Initial Public Offering (the "IPO"), (b) the sale by the Company of all or substantially all their assets, (c) the sale by its stockholders of all or substantially all its stock in the Company, (d) the merger or consolidation of the Company or the occurrence of any business combination involving the Company or (e) a change of Management (each, an "EVENT"). For the purposes hereof, a "CHANGE OF MANAGEMENT" shall mean the removal or resignation of any two of Gary D. Home, Stanley F. Zuk and Robert Lettieri from their positions with the Company as described in the preliminary prospectus contained in the registration statement on Form SB-2 filed with the Securities and Exchange Commission on July 8, 1996.


         1. OFFERING, SUBSCRIPTION AGREEMENT AND SECURITY.

         This Note was issued by the Company in an offering (the "OFFERING") of units (the "UNITS"), each consisting of (i) a 10% Original Issue Discount Promissory Note in the principal amount of $104,166.67 (all such notes issuable pursuant to the Offering, the "NOTES") and (ii) Common Stock Purchase Warrants to purchase 11,250 shares of common stock, par value $.01 per share (the "COMMON STOCK"), of the Company (all such warrants issuable pursuant to the Offering, including those issuable hereunder, the "WARRANTS"). In connection with the Offering, each purchaser of Units (each, a "HOLDER") has executed and delivered a Subscription Agreement (the "SUBSCRIPTION AGREEMENT") to the Company.

         2. PAYMENTS

              a. The Company may, at its option, prepay all or any part of the principal of this Note, without penalty. All payments on this Note shall be applied first to accrued interest hereon and then to the payment of principal hereof. Any prepayment shall be made pro rata with the other Notes in proportion to their respective outstanding principal balance.

              b. Payments of principal of and interest on this Note shall be made by check sent to the Holder's address set forth above or to such other address as the Holder may designate for such purpose from time to time by written notice to the Company.

              c. The obligations to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, recision, recoupment or adjustment whatsoever. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, bringing of suit and diligence in taking any action to collect any amount called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing

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hereon, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder.


         3. RANKING OF NOTE

              a. This Note is one of a series of Notes. The terms and conditions of all Notes shall be identical in all respects and all Notes of this series shall rank PARI PASSU. The Company, for itself, its successors and assigns, covenants and agrees that the payment of the principal of and interest on the
Note is senior in right of payment to the payment of all existing and future Junior Debt. The Holder understands that this Note is junior in right of payment to the payment of all Senior Debt.


              b. The Company covenants and agrees to cause any current holder of Junior Debt, and to use its best efforts to cause any future holder of Junior Debt, to execute such subordination agreements, instruments or waivers as may be reasonably necessary in the opinion of BlueStone Capital Management LP, a New York limited partnership ("BLUESTONE"), to reflect the terms set forth herein.

              c. Until the payment in full of all amounts of principal of and interest on the Notes, and all other amounts owing under the Notes, no payment may be made with respect to the principal of or other amounts owing with respect to any Junior Debt, or in respect of any redemption, retirement, purchase or other acquisition thereof.

              d. Upon any payment or distribution of the assets of the Company to creditors upon dissolution, total or partial liquidation or reorganization of or similar proceeding relating to the Company, the Holders will be entitled to receive payment in full before any holder of Junior Debt is entitled to receive any payment.

         4. REPRESENTATIONS AND WARRANTIES.

         The Company represents and warrants to the Holder that:

              a. DUE INCORPORATION. The Company: (i) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation; (ii) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a material adverse effect on the financial condition, operations or business of the Company taken as a whole (a "MATERIAL ADVERSE AFFECT").

              b. PRELIMINARY PROSPECTUS. On July 8, 1996, the Company filed a Registration Statement (the "REGISTRATION STATEMENT") on Form SB-2 with the Securities

Exchange Commission to register, among other things, 1,967,424 shares of the Company's common stock. The preliminary prospectus filed as a part of the Registration Statement does not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

              c. LEGAL PROCEEDINGS. There are no legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Company) threatened against the Company which, if adversely determined, could have a Material Adverse Effect.

              d. NO CONFLICTS. None of the execution and delivery of this Note and the Operative Agreements, the consummation of the transactions herein contemplated on the compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of the Company, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Company pursuant to the terms of any such agreement or instrument.


              e. AUTHORITY. The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Note and each of the Operative Agreements to which it is a party; the execution, delivery and performance by the Company of each of the Operative Agreements to which it is a party have been duly authorized by all necessary corporate action on its part; and this Note has been duly and validly executed and delivered by the Company and constitutes, each of the other Operative Agreements to which the Company is a party when executed and delivered will constitute, its legal, valid and binding obligation, enforceable in acccordance with its terms.

              f. CONSENTS. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by the Company of this Note or any Operative Agreement to which the Company is a party or for the validity or enforceability thereof.

              g. CREDIT AGREEMENTS. The Company is not party to any credit agreement, loan agreement, indenture, purchase agreement, guarantee or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Company, other than the Senior Debt.

              h. PERMITS. The Company has obtained all permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to

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have any such permit, liaense or authorization would not have a Material Adverse
Effect. To its best knowledge, the Company is in compliance with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply would not have a Material Adverse Effect.


              i. SUBSIDIARIES. The Company has the following subsidiaries: High Technology Computers, Inc., Automatic Systems Developers, Inc., and iNetWare, Inc., all New York corporations.

              j. TITLE TO PROPERTIES; LEASES. The Company owns all the assets reflected in the balance sheet of the Company as at March 29, 1994 or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), free of all Liens except Permitted Liens.

              k. NO MATERIAL CHANGES, ETC. Since March 29, 1996, there has occurred no change in the financial condition or business of the Company as shown on or reflected in the consolidated balance sheet of the Company as at March 29, 1996 which would have a Material Adverse Effect, except as set forth in the remainder of this section. For the Company's year ended and fourth quarter ended June 30, 1996, sales and net income grew compared to the previous periods. For the first quarter of fiscal 1997, which ends September 27, 1996, the Company is experiencing a deferral of shipments to three of their major customers. Although there have been no cancellation of orders, the deferral of shipments into future periods of 1997 will generate a lower sales level in the first quarter of 1997, and a modest net loss, as compared to previous quarters. The Company's operating results may fluctuate as a result of major customers revising the timing of contract requirements. Due to these factors, the Company believes comparisons of quarterly results of operations are not necessarily meaningful and should not be relied upon as an indication of future results of operations.

              l. FRANCHISES, PATENTS, COPYRIGHTS, ETC. The Company possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits ("RIGHTS"), and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others. All such Rights are listed on SCHEDULE 4(1).

              m. NO MATERIALLY ADVERSE CONTRACTS, ETC. The Company is not subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect. The Company is not a party to any contract or agreement that has or is expected, in the judgment of the Company's officers, to have any Material Adverse Effect.

              n. TAX STATUS. The Company (i) has made or filed all Federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which the Company believes in good faith (and after consultation with counsel) it is subject, (ii) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (iii) has set aside on its books provisions reasonably adequate in accordance with generally accepted accounting principles for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. To the best of the Company's knowledge, except certain property taxes, payment of which management of the Company is currently negotiating (the "DISPUTED TAXES"), there are no unpaid taxes claimed to be due by the taxing authority of any jurisdiction which, if not paid, would have a Material Adverse Effect, and the officers of the Company know of no basis for any such claim.

              o. NO EVENT OF DEFAULT. No Event or Event of Default has occurred and is continuing, either hereunder or under any Operative Agreement.

              p. ABSENCE OF FINANCING STATEMENTS, ETC. Except as relates to the Senior Debt, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of the Company or any rights relating thereto.

              q. CERTAIN TRANSACTIONS. Except as disclosed in the Preliminary Prospectus, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any Person in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

         5. COVENANTS.

         The Company covenants and agrees with the Holder that, so long as any amount remains unpaid on the Note, the Company, without the consent of the
Holder:

              a. Shall not create, incur, or suffer to exist any Indebtedness except (i) the Indebtedness represented by the Notes, (ii) Senior Debt and Junior Debt outstanding on the date hereof, (iii) Capital Lease Obligations outstanding on the date hereof, and (iv) purchase money Indebtedness.

              b. Shall not create, incur or suffer to exist any Lien on its assets, except (i) Liens for taxes not yet due or contested in good faith with appropriate reserves

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maintained on the books of the Company, (ii) carriers', warehousemen's, mechanics', and similar Liens arising in the ordinary course of business which are not overdue for more than 90 days or are being contested in good faith, or
(iii) easements, rights of way, zoning restrictions, and similar Liens on real property, which in the aggregate are not material and do not materially detract from the use of such property, and (iv) Permitted Liens.


              c. Shall not pay any dividend or make any distribution on, or purchase, redeem, or retire, any shares of its capital stock or any warrants, options, or other rights to reacquire any such shares, except that the Company may pay dividends solely in shares of its capital stock.

              d. Shall not change its primary line of business.

              e. Shall not (i) enter into any merger or consolidation other than the merger of the Company to reincorporate in Delaware, (ii) liquidate, wind up its affairs or dissolve, or (iii) except in the ordinary course of business, convey, sell, lease, transfer or otherwise dispose of, or purchase or acquire, any business, assets, capital stock or other property.

              f. Shall not, directly or indirectly, enter into any transaction with or for the benefit of an affiliate (other than the reasonable compensation) for services as an officer, director or employee.

              g. Shall not in any manner increase the compensation of its existing officers and directors from the levels in effect on the date of issuance of this Note.

              h. Shall deliver to the Holder:

                   i. as soon as available, and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Company, statements of income, retained earnings and cash flow of the Company, for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related balance sheet of the Company as at the end of such period setting forth in the case of each such statement in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of the chief financial officer of the Company, which certificate shall state that (A) such financial statements fairly present in all material respects the financial position and results of operations of the Company, all in accordance with generally accepted accounting principles consistently applied, and (B) no Default (as hereinafter defined) has occurred and is continuing or, if any Default has occurred or is continuing, a description thereof in reasonable detail and of the action the Company has taken or proposes to take with respect thereto.

                   ii. as soon as available and in any event within 90 days after the end of each fiscal year of the Company, statements of income, retained earnings and cash flow of the Company for such fiscal year, and the related balance sheet of the Company as at the end of such fiscal year, setting forth in the case of each such statement in comparative form the corresponding figures for the preceding fiscal year, and accompanied by (A) an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position and results of operations of the Company in conformity with generally accepted accounting principles consistently applied, and (B) a certificate of the chief financial officer of the Company stating that no Event of Default has occurred and is continuing or, if any Event of Default has occurred and is continuing, a description thereof in reasonable detail and of the action the Company has taken or purposes to take with respect thereto;


                   iii. promptly after the Company shall obtain knowledge of such, written notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental regulatory authority or agency, and each material development in respect of such legal or other proceedings, affecting the Company, except proceedings which, if adversely determined, would not have a Material Adverse Effect: and

                   iv. promptly after the Company shall obtain knowledge of the occurrence of any Event of Default (as hereinafter defined) or any event which with notice or lapse of time or both would become an Event of Default (an Event of Default or such other thing being a "DEFAULT"), a notice specifying that such notice is a "NOTICE OF DEFAULT" and describing such Default in reasonable detail, and, in such Notice of Default or as soon thereafter as practicable, a description of the action of the Company has taken or proposes to take with respect thereto.

              i. Will maintain its chief executive office in Poughkeepsie, New York, or at such other place in the United States of America as the Company shall designate upon written notice to BlueStone, where notices, presentations and demands to or upon the Company in respect to this Note or any of the Operative Agreements to which the Company is a party may be given or made.

              j. Will (i) keep true and accurate records and books of account in which proper entries will be made in accordance with generally accepted accounting principles and (ii) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties, contingencies, and other reserves, in each case in accordance with generally accepted accounting principles.

              k. Will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises. It will (i) cause all of its properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (ii) cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgement of the Company may be necessary so that the business carried on in connection

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therewith may be properly and advantageously conducted at all times, and (iii)
continue to engage primarily in the businesses now conducted by it and in related businesses.

              1. Will maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.

              m. Will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed on it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property other than the Disputed Taxes.

              n. Shall permit BlueStone to visit and inspect any of the properties of the Company to examine the books of account of the Company (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Company with, and to be advised as to the same by, its and their officers, at all such reasonable times and intervals as BlueStone may reasonably request.

              o. Will comply in all material respects with (i) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws and ERISA, (ii) the provisions of its charter documents and by-laws, (iii) all agreements and instruments by which it or any of its properties may be bound and (iv) all applicable decrees, orders and judgements.

              p. Will cooperate with the Holder and BlueStone and execute such further instruments and documents as the Holder or BlueStone shall reasonably request to carry out to their satisfaction the transactions contemplated by this Note.

              q. Shall not permit stockholders equity to be less than $1,200,000.

         Notwithstanding anything contained herein to the contrary, nothing herein shall prohibit or interfere with the Company's recent efforts to consolidate its existing debt facilities. In connection with such consolidation, the Company may create, incur or suffer to exist additional Indebtedness such as a mortgage, lien, pledge, security interest or encumbrance of its property or assets. Any such actions will not be deemed an Event of Default as defined herein.

         6. EVENTS OF DEFAULT.

         The occurrence of any of the following events shall constitute an event of default (an "EVENT OF DEFAULT"):

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              a. A default in the payment of the principal on any Note, when and as the same shall become due and payable.

              b. A default in the payment of any interest on any Note, when as the same shall become due and payable, which default shall continue for ten business days after the date fixed for the making of such interest payment.

              c. A default in the performance, or a breach of any of the covenants of the Company contained in SECTIONS 3 and 5 of this Note.

              d. A default in the performance, or a breach, of any other covenant or agreement of the Company in this Note and continuance of such default or breach for a period of 30 days after receipt of notice from the Holder as to such breach or after the Company had or should have had knowledge of such breach.

              e. a default in the performance, or a breach, of any covenant or agreement of the Company in any Operative Agreement, which default or breach shall have continued beyond any grace or cure period provided therein.

              f. A default or event of default which remains uncured following any applicable cure period shall have occurred with respect to any Junior Debt.

              g. Any representation, warranty or certification made by the Company pursuant to this Note or the Subscription Agreement shall prove to have been false or misleading as of the date made or thereafter in any material respect.

              h. A final judgment or judgments for the payment of money in excess of $75,000 in the aggregate shall be rendered by one or more courts, administrative or arbitral tribunals or other bodies having jurisdiction against the Company and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the Company shall not, within such 60-day period, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

              i. The entry of a decree or order by a court having jurisdiction adjudging the Company bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, under federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, and the continuance of any such decree or order unstayed and in effect for a period of 60 days; or the commencement by the Company of a voluntary case under federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency, or other similar law, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or

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answer or consent seeking reorganization or relief under federal bankruptcy law or any other applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

         7. REMEDIES UPON DEFAULT.

              a. Upon the occurrence of an Event of Default referred to in
SECTION 6, the principal amount then outstanding of, and the accrued interest on, this Note shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company. Upon the occurrence of an Event of Default referred to in SECTION 6(A) or (B), the Holder, by notice in writing given to the Company, may declare the entire principal amount then outstanding of, and the accrued interest on, this Note to be due and payable immediately, and upon any such declaration the same shall become and be due and payable immediately, without presentation, demand, protest or other formalities of any kind, all of which are expressly waived by the Company. Upon the occurrence of an Event of Default other than one referred to in SECTIONS 6(A), (B) or (I), BlueStone or the Holders of not less than 50% in principal amount of then outstanding Notes (excluding any Notes held by or for the account of the Company or any affiliate of the Company) may, upon thirty days prior written notice, declare the principal amount then outstanding of, and the accrued interest on, the Notes to be due and payable immediately, and upon such declaration the same shall become due and payable immediately, without presentation, demand, protest or other formalities of any kind, all of which are expressly waived by the Company.

              b. The Holder may institute such actions or proceedings in law or equity as it shall deem expedient for the protection of its rights and may prosecute and enforce its claims against all assets of the Company, and in connection with any such action or proceeding shall be entitled to receive from the Company payment of the principal amount of this Note plus accrued interest to the date of payment plus reasonable expenses of collection, including, without limitation, attorneys' fees and expenses.

              c. In addition to the remedies set forth above, if the Company fails to pay the principal amount and accrued interest on the Maturity Date (as extended), (i) BlueStone shall have the right, while any sum amount remains outstanding to designate one person to the Company's board of directors, and the Company shall take all action necessary, to appoint that person to the Company's board of directors, and (ii) each Warrant shall, at the option of the Holder, be automatically converted into such number of shares of common stock, PRO RATA to the number of Warrants issued to Subscribers and BlueStone pursuant to the Offering so that all Holders (including BlueStone with respect to the Warrants being issued to it) of Warrants shall, in the aggregate, become owners of 20% of the issued and outstanding common stock of the Company on a fully diluted basis.

         8. TRANSFER.

              a. Any Notes issued upon the transfer of this Note shall be numbered and shall be registered in a Note Register as they are issued. The Company shall be entitled to treat the registered holder of any Note on the Note Register as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Note on the part of any other person, and shall not be liable for any registration or transfer of Notes which are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration or transfer, or with the knowledge of such facts that its participation therein amounts to bad faith. This Note shall be transferable only on the books of the Company upon delivery thereof duly endorsed by the Holder or by his duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, executor, administrator, guardian, or other legal representative, duly authenticated evidence of his or its authority shall be produced. Upon any registration of transfer, the Company shall deliver a new Note or Notes to the person entitled thereto. This Note may be exchanged, at the option of the Holder thereof, for another Note, or other Notes of different denominations, of like tenor and representing in the aggregate a like principal amount, upon surrender to the Company or to its duly authorized agent. Notwithstanding the foregoing, the Company shall have no obligation to cause Notes to be transferred on its books to any person if, in the opinion of counsel to the Company, such transfer does not comply with the provisions of the Act and the rules and regulations thereunder.

              b. The Holder acknowledges that he has been advised by the Company that this Note has not been registered under the Act, that the Note is being or has been issued on the basis of the statutory exemption provided by Section 4(2) of the Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering, and that the Company's reliance thereon is based in part upon the representations made by the original Holder in the original Holder's Subscription Agreement executed and delivered in accordance with the terms of the Offering. The Holder acknowledges that he has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Act and the rules and regulations thereunder on the transfer of securities. In particular, the Holder agrees that no sale, assignment or transfer of the Note or conversion shares shall be valid or effective, and the Company shall not be required to give any effect to any such sale, assignment or transfer, unless (i) the sale, assignment or transfer of the Note is registered under the Act, it being understood that the Note is not currently registered for sale and that the Company has no obligation or intention to so register the Note, or (ii) the Note is sold, assigned or transferred in accordance with all the requirements and limitations of Rule 144 under the Act, it being understood that Rule 144 is not available at the time of the original issuance of this Note for the sale of the Note and that there can be no assurance that Rule 144 sales will be available at any subsequent time, or (iii) such sale, assignment, or transfer is otherwise exempt from registration under the Act.

         9. DEFINITIONS. (a) As used herein, the following terms shall have the following meanings.

         "BUSINESS DAY" means any day which is not a Saturday or Sunday or a day on which banking institutions are authorized or obliged to close in the City of New York.

         "CAPITAL LEASE OBLIGATIONS" shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and for purposes of this Note, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No.
13).

         "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.


         "ENVIRONMENTAL LAWS" shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "GAAP" means generally accepted accounting principles applied on a basis consistent with past practice.

         "GUARANTEE" means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock of any corporation, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including without limitation, causing a bank to open a letter of credit for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "GUARANTEE" and "GUARANTEED" used as a verb shall have a correlative meaning.

         "INDEBTEDNESS" means, as to any Person: (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) Indebtedness of others Guaranteed by such Person; and (g) obligations of such Person in respect of Interest Rate Protection Agreements.

         "JUNIOR DEBT" means all existing and future Indebtedness of the Company, other than the Indebtedness represented by the Notes and the Senior Debt.

         "LIEN" means, with respect to any asset, mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For purposes of this Agreement, the Company shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.


         "OPERATIVE AGREEMENTS" means the Subscription Agreement, the Collateral Assignment of Rights, the Collateral Assignment of License Rights, and all other documents and instruments contemplated hereby necessary to effect the transaction contemplated hereby.

         "PERMITTED LIENS" means Liens securing the Company's obligations to holders of the Senior Debt.

         "PERSON" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

         "SENIOR DEBT" means all obligations to (i) Bankers Trust Company, (ii) Key Bank, (iii) Bank of New York, (iv) various vendors for obligations incurred in the ordinary course of business and (v) holders of its 10% Senior Secured Notes due June 30, 1999.

         (b) Any accounting terms used in this Agreement, unless otherwise specifically provided, shall have the meanings customarily given them in accordance with GAAP, and all financial computations, statements and reports hereunder, unless otherwise specifically provided, shall be in accordance with GAAP. An "AUDITED" financial statement means one with an independent auditor's report of audit thereon containing no qualification or exception.

         (c) Unless the context of this Note requires otherwise (a) references in this Note to sections, paragraphs and clauses of, or schedules and exhibits to, are references to sections, paragraphs and clauses of, and schedules and exhibits to, this Note; (b) words in the singular include the plural and in the plural include the singular: (c) the word "OR" connotes both the disjunative and conjunctive of the terms affected, unless otherwise expressly stated; (d) the terms "HEREOF," "HEREIN," "HEREBY" and derivative or similar words refer to this entire Note; (e) the terms "INCLUDE," "INCLUDES," "INCLUDING" and derivative or similar words shall be deemed to include the phrase "WITHOUT LIMITATION"; (f) the phrase "ORDINARY COURSE OF BUSINESS" and "ORDINARY COURSE OF BUSINESS CONSISTENT WITH PAST PRACTICE" refer to the business and practice of the Company; (g) in the context of measuring periods of time, "FROM" means "beginning on and including" and "TO" means "ending on but excluding"; and (h) words of any gender including each other gender. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

         10. MISCELLANEOUS.

              a. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or by Federal Express, Express Mail or similar overnight delivery or courier service or delivered (in person or by telecopy, telex or similar telecommunications equipment) against receipt to the party to whom it is to be given (i) if to the Company, at its address at One Industry Street, Poughkeepsie, New York 12603, Attention: President, (ii) if to the Holder at its address set forth on the first page hereof, or (iii) in either case, to such other address as the party shall have furnished in writing in accordance with the provisions of this SECTION 10(A). Notice to the estate of any party shall be sufficient if addressed to the party as provided in this
SECTION 10(A). Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof. Any notice given by other means permitted by this SECTION 10(A) shall be deemed given at the time of receipt thereof.

              b. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (and upon surrender of this Note if mutilated and reasonably satisfactory indemnification), the Company shall execute and deliver to the Holder a new Note of like date, tenor and denomination.

              c. No course of dealing and no delay or omission on the part of the Holder in exercising any right or remedy shall operate as a waiver thereof or otherwise prejudice the Holder's rights, powers or remedies. No right, power or remedy conferred by this Note upon the Holder shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise and all such remedies may be exercised singly or concurrently.

              d. This Note may be amended only by a written instrument executed by the Company and the Holder hereof. Any amendment shall be endorsed upon this Note, and all future Holders shall be bound thereby.

              e. This Note has been negotiated and consummated in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles governing conflicts of law.

              f. The Company irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Note, any document or instrument delivered pursuant to, in connection with or simultaneously with this Note, or a breach of this Note or any such document or instrument. In any such action or proceeding, the Company waives personal service of any summons, complaint or other process and agrees that service thereof may be made in accordance with SECTION 10(A). Within 30 days after such service, or such other time as may be mutually agreed upon in writing by the attorneys for the parties to such action or proceeding, the Company shall appear or answer such summons, complaint, or other process. Should the Company so served fail to appear or answer within such 30-day period or such extended period, as the case may be, the Company shall be deemed in default and judgment may be entered against the Company for the amount as demanded in any summons, complaint or other process so served.

         IN WITNESS WHEREOF, the Company has caused this Note to be executed and dated the day and year first above written.

                                           ASD GROUP, INC.



                                           By:
                                             ------------------------